Filed pursuant to Rule to 424(b)(2)

Registration Statement No. 333-176914

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 5, 2013. The Goldman Sachs Group, Inc. $ S&P 500® Index-Linked Notes due

The notes will not bear interest. On the stated maturity date (expected to be August 10, 2018) you will be paid an amount in cash equal to the face amount of your note plus the supplemental amount. The supplemental amount will be the greater of (i) 5.00% of the face amount of the notes and (ii) an amount based on the sum of the 20 quarterly index returns of the S&P 500® Index as measured on each valuation date (expected to be the 7th of each February, May, August and November, commencing on November 7, 2013 and ending on August 7, 2018), subject to a maximum quarterly index return of 4.50% and a minimum quarterly index return of -7.00%.

The quarterly index return will be calculated on each valuation date by subtracting the closing level of the index on the immediately preceding valuation date (or the initial index level set on the trade date in the case of the initial valuation date) from the closing level of the index on the valuation date and then dividing the resulting number by the closing level of the index on the immediately preceding valuation date (or the initial index level set on the trade date in the case of the initial valuation date) and expressing it as a positive or negative percentage, subject to the maximum quarterly index return and the minimum quarterly index return. Due to the maximum quarterly index return, the potential return on your notes is limited to $1,900 for each $1,000 face amount of your notes.

For each $1,000 face amount of your notes you will receive an amount in cash equal to $1,000 plus the supplemental amount.  The supplemental amount will equal the greater of:

•                  $1,000 times the sum of the quarterly index returns; and

•                  $1,000 times the minimum supplemental return of 5.00%.

Your return is based on the sum of the quarterly index returns. Therefore, the return on your notes will not reflect the performance of the index over the life of the notes.  Even if the closing level of the index on the determination date exceeds the initial index level, you may not fully benefit from such increase.  In addition, any negative quarterly returns will offset the impact of positive quarterly returns on the supplemental amount.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is equal to approximately $     per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise will equal approximately $     per $1,000 face amount, which will exceed the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through            .

Original issue date:	expected to be August 12, 2013	Original issue price:	100.00% of the face amount*
Underwriting discount:	% of the face amount*	Net proceeds to the issuer:	% of the face amount

*The original issue price will be        % for certain investors; see “Supplemental Plan of Distribution” on page S-36.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No.   dated          , 2013.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

About Your Notes

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc.  This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                            Prospectus supplement dated September 19, 2011

•                            Prospectus dated September 19, 2011

The information in this prospectus supplement supersedes any conflicting information in the documents listed above.  In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-19.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Index:  the S&P 500® Index (Bloomberg symbol, “SPX Index”), as published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); see “The Index” on page S-26

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $1,000 or integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-13 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences: we intend to treat the notes as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under this treatment, it is the opinion of Sidley Austin LLP that if you are a U.S. individual or taxable entity, you generally should be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income.

Cash settlement amount (on the stated maturity date):  on the stated maturity date, we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the sum of $1,000 plus the supplemental amount

Supplemental amount:  for each $1,000 face amount of the notes, $1,000 times the greater of:

•                  the sum of the quarterly index returns; and

•                  the minimum supplemental return

Initial index level (to be set on the trade date):

Closing level of the index:  as described under “Specific Terms of Your Notes – Special Calculation Provisions – Closing Level of the Index” on page S-22

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-21 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-21

Quarterly index return:  on any given valuation date, the quotient of (i) the closing level of the index on such valuation date minus the reset index level divided by (ii) the reset index level; provided that:

•     if the quarterly index return exceeds the maximum quarterly index return, the maximum quarterly index return will be the quarterly index return for such valuation date

•     if the quarterly index return is less than the minimum quarterly index return, the minimum quarterly index return will be the quarterly index return for such valuation date

Maximum quarterly index return:  4.50%

Minimum quarterly index return:  -7.00%

Minimum supplemental return:  5.00%

Reset index level:  with respect to any valuation date, the closing level of the index on the immediately preceding valuation date (or, in respect of the initial valuation date, the initial index level)

Trade date:  expected to be August 7, 2013

Original issue date (settlement date) (to be set on the trade date): expected to be August 12, 2013

Stated maturity date (to be set on the trade date):  expected to be August 10, 2018, subject to adjustment as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Stated Maturity Date” on page S-20

Valuation dates (to be set on the trade date):  expected to be the 7th of each February, May, August and November, commencing on November 7, 2013 and ending on August 7, 2018, in each case subject to adjustment as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Valuation Dates” on page S-20

Defeasance: not applicable

No listing:  the offered notes will not be listed or displayed on any securities exchange or interdealer market quotation system

No interest:  the offered notes will not bear interest

Business day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Business Day” on page S-22

Trading day:  as described under “Specific Terms of Your Notes — Special Calculation Provisions — Trading Day” on page S-22

Determination date (to be set on the trade date):  the last valuation date, which is expected to be August 7, 2018, subject to adjustment as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Valuation Dates” on page S-20

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.:  38147QJW7

ISIN no.:  US38147QJW78

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following tables and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical closing levels of the index on the valuation dates could have on the cash settlement amount at maturity assuming all other variables remain constant.

The tables and examples below are based on a range of closing levels of the index that are entirely hypothetical; no one can predict what the level of the index will be on any day throughout the life of your notes, and, in particular, no one can predict what the closing level of the index will be on any valuation date. The index has been highly volatile in the past — meaning that the level of the index has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following tables and examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the tables or examples below such as interest rates, the volatility of the index and our creditworthiness.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will be less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes” on page S-10 of this prospectus supplement.  The information in the tables also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000
Maximum quarterly index return	4.50%
Minimum quarterly index return	-7.00%
Minimum supplemental return	5.00%
Neither a market disruption event nor a non-trading day occurs on any of the originally scheduled valuation dates
No change in or affecting any of the index stocks or the method by which the index sponsor calculates the index
Notes purchased on original issue date and held to the stated maturity date

For these reasons, the actual performance of the index over the life of your notes, particularly on each of the valuation dates, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical levels of the index shown elsewhere in this prospectus supplement.  For information about the historical levels of the index during recent periods, see “The Index — Historical Quarterly High, Low and Closing Levels of the Index” on page S-29.  Before investing in the notes, you should consult publicly available information to determine the level of the index between the date of this prospectus supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

The examples below demonstrate how changes in the closing levels of the index on the valuation dates may affect the supplemental amount that you will receive on the stated maturity date for each $1,000 face amount of your notes, based on the assumptions noted below. The actual performance of the index during the life of your notes, particularly on each of the valuation dates, may bear little relation to these assumptions.

Scenario 1

	Closing level of the index on immediately preceding valuation date (or trade date, in the case of the 1st valuation date)	Closing level of the index on valuation date	Actual Quarterly Index Return for the Period	Quarterly Index Return
1st Valuation Date	1,410.44	1,297.60	-8.00%	-7.00%**
2nd Valuation Date	1,297.60	1,258.68	-3.00%	-3.00%
3rd Valuation Date	1,258.68	1,183.16	-6.00%	-6.00%
4th Valuation Date	1,183.16	1,135.83	-4.00%	-4.00%
5th Valuation Date	1,135.83	1,067.68	-6.00%	-6.00%
6th Valuation Date	1,067.68	1,035.65	-3.00%	-3.00%
7th Valuation Date	1,035.65	1,014.94	-2.00%	-2.00%
8th Valuation Date	1,014.94	994.64	-2.00%	-2.00%
9th Valuation Date	994.64	1,004.58	1.00%	1.00%
10th Valuation Date	1,004.58	1,019.65	1.50%	1.50%
11th Valuation Date	1,019.65	1,070.64	5.00%	4.50%*
12th Valuation Date	1,070.64	1,145.58	7.00%	4.50%*
13th Valuation Date	1,145.58	1,174.22	2.50%	2.50%
14th Valuation Date	1,174.22	1,215.32	3.50%	3.50%
15th Valuation Date	1,215.32	1,306.47	7.50%	4.50%*
16th Valuation Date	1,306.47	1,332.60	2.00%	2.00%
17th Valuation Date	1,332.60	1,345.92	1.00%	1.00%
18th Valuation Date	1,345.92	1,386.30	3.00%	3.00%
19th Valuation Date	1,386.30	1,420.96	2.50%	2.50%
20th Valuation Date	1,420.96	1,456.48	2.50%	2.50%
Sum of All Quarterly Index Returns				0.00%
Supplemental Amount			$50.00
Cash Settlement Amount at Maturity on a $1,000 Face Amount			$1,050.00

*Actual Quarterly index return is greater than the maximum quarterly index return.

**Actual Quarterly index return is less than the minimum quarterly index return.

In the first scenario, the quarterly index return for each of the first eight valuation dates is negative.  The quarterly index return on each subsequent valuation date is positive, but due to the negative quarterly returns on the first eight valuation dates, the maximum quarterly index return of 4.50% and the minimum quarterly index return of -7.00%, the sum of the quarterly index returns is zero and thus the supplemental amount will be determined by reference to the minimum supplemental return of 5.00%.  At maturity, for each note, you will receive $1,050.00 (the sum of the $1,000 face amount plus the supplemental amount of $50.00).  The return on your notes at maturity represents a 5.00% increase above the $1,000 face amount.

Scenario 2

	Closing level of the index on immediately preceding valuation date (or trade date, in the case of the 1st valuation date)	Closing level of the index on valuation date	Actual Quarterly Index Return for the Period	Quarterly Index Return
1st Valuation Date	1,410.44	1,354.02	-4.00%	-4.00%
2nd Valuation Date	1,354.02	1,367.56	1.00%	1.00%
3rd Valuation Date	1,367.56	1,326.53	-3.00%	-3.00%

4th Valuation Date	1,326.53	1,359.69	2.50%	2.50%
5th Valuation Date	1,359.69	1,373.29	1.00%	1.00%
6th Valuation Date	1,373.29	1,325.22	-3.50%	-3.50%
7th Valuation Date	1,325.22	1,245.71	-6.00%	-6.00%
8th Valuation Date	1,245.71	1,345.37	8.00%	4.50%*
9th Valuation Date	1,345.37	1,305.01	-3.00%	-3.00%
10th Valuation Date	1,305.01	1,278.91	-2.00%	-2.00%
11th Valuation Date	1,278.91	1,368.43	7.00%	4.50%*
12th Valuation Date	1,368.43	1,327.38	-3.00%	-3.00%
13th Valuation Date	1,327.38	1,353.93	2.00%	2.00%
14th Valuation Date	1,353.93	1,272.69	-6.00%	-6.00%
15th Valuation Date	1,272.69	1,291.78	1.50%	1.50%
16th Valuation Date	1,291.78	1,388.66	7.50%	4.50%*
17th Valuation Date	1,388.66	1,333.11	-4.00%	-4.00%
18th Valuation Date	1,333.11	1,346.44	1.00%	1.00%
19th Valuation Date	1,346.44	1,433.96	6.50%	4.50%*
20th Valuation Date	1,433.96	1,455.47	1.50%	1.50%
Sum of All Quarterly Index Returns				-6.00%
Supplemental Amount			$50.00
Cash Settlement Amount at Maturity on a $1,000 Face Amount			$1,050.00

*Actual Quarterly index return is greater than the maximum quarterly index return.

In the second scenario, the closing levels of the index fluctuate from one valuation date to the next valuation date.  Due to the maximum quarterly index return of 4.50%, the decreases in the closing level of the index will not be offset by the increases.  Because the sum of the quarterly index returns is less than zero, the supplemental amount will be determined by reference to the minimum supplemental return of 5.00%. Therefore, you will receive $1,050 for each $1,000 face amount of your note at maturity ($1,000 plus the supplemental amount of $50.00), even though the closing level of the index increased at certain points during the life of the notes.

Scenario 3

	Closing level of the index on immediately preceding valuation date (or trade date, in the case of the 1st valuation date)	Closing level of the index on valuation date	Actual Quarterly Index Return for the Period	Quarterly Index Return
1st Valuation Date	1,410.44	1,523.28	8.00%	4.50%*
2nd Valuation Date	1,523.28	1,629.90	7.00%	4.50%*
3rd Valuation Date	1,629.90	1,727.70	6.00%	4.50%*
4th Valuation Date	1,727.70	1,814.08	5.00%	4.50%*
5th Valuation Date	1,814.08	1,922.93	6.00%	4.50%*
6th Valuation Date	1,922.93	2,019.08	5.00%	4.50%*
7th Valuation Date	2,019.08	2,220.98	10.00%	4.50%*
8th Valuation Date	2,220.98	2,343.14	5.50%	4.50%*
9th Valuation Date	2,343.14	1,991.67	-15.00%	-7.00%**
10th Valuation Date	1,991.67	1,692.92	-15.00%	-7.00%**
11th Valuation Date	1,692.92	1,438.98	-15.00%	-7.00%**
12th Valuation Date	1,438.98	1,223.13	-15.00%	-7.00%**
13th Valuation Date	1,223.13	1,284.29	5.00%	4.50%*

14th Valuation Date	1,284.29	1,367.77	6.50%	4.50%*
15th Valuation Date	1,367.77	1,429.32	4.50%	4.50%*
16th Valuation Date	1,429.32	1,500.78	5.00%	4.50%*
17th Valuation Date	1,500.78	1,650.86	10.00%	4.50%*
18th Valuation Date	1,650.86	1,774.68	7.50%	4.50%*
19th Valuation Date	1,774.68	1,858.97	4.75%	4.50%*
20th Valuation Date	1,858.97	1,951.92	5.00%	4.50%*
Sum of All Quarterly Index Returns				44.00%
Supplemental Amount			$440.00
Cash Settlement Amount at Maturity on a $1,000 Face Amount			$1,440.00

*Actual Quarterly index return is greater than the maximum quarterly index return.

**Actual Quarterly index return is less than the minimum quarterly index return.

In the third scenario, the closing level of the index increases on the first several valuation dates, but decreases significantly during the third year of the notes. Even though the level of the index steadily increases on the remaining valuation dates, the significant decrease in the level of the index on one or more valuation dates has a large impact on the cash settlement amount at maturity. At maturity, for each $1,000 face amount of your notes, you will receive $1,440.00 (the sum of the $1,000 face amount plus the supplemental amount of $440.00). The return on your notes at maturity represents a 44.00% increase above the $1,000 face amount.

Scenario 4

	Closing level of the index on immediately preceding valuation date (or trade date, in the case of the 1st valuation date)	Closing level of the index on valuation date	Actual Quarterly Index Return for the Period	Quarterly Index Return
1st Valuation Date	1,410.44	1,495.07	6.00%	4.50%*
2nd Valuation Date	1,495.07	1,584.77	6.00%	4.50%*
3rd Valuation Date	1,584.77	1,679.86	6.00%	4.50%*
4th Valuation Date	1,679.86	1,780.65	6.00%	4.50%*
5th Valuation Date	1,780.65	1,887.49	6.00%	4.50%*
6th Valuation Date	1,887.49	2,000.74	6.00%	4.50%*
7th Valuation Date	2,000.74	2,120.78	6.00%	4.50%*
8th Valuation Date	2,120.78	2,248.03	6.00%	4.50%*
9th Valuation Date	2,248.03	2,382.91	6.00%	4.50%*
10th Valuation Date	2,382.91	2,525.88	6.00%	4.50%*
11th Valuation Date	2,525.88	2,677.44	6.00%	4.50%*
12th Valuation Date	2,677.44	2,838.08	6.00%	4.50%*
13th Valuation Date	2,838.08	3,008.37	6.00%	4.50%*
14th Valuation Date	3,008.37	3,188.87	6.00%	4.50%*
15th Valuation Date	3,188.87	3,380.20	6.00%	4.50%*
16th Valuation Date	3,380.20	3,583.01	6.00%	4.50%*
17th Valuation Date	3,583.01	3,797.99	6.00%	4.50%*
18th Valuation Date	3,797.99	4,025.87	6.00%	4.50%*
19th Valuation Date	4,025.87	4,267.43	6.00%	4.50%*
20th Valuation Date	4,267.43	4,523.47	6.00%	4.50%*
Sum of All Quarterly Index Returns				90.00%
Supplemental Amount			$90.00

Cash Settlement Amount at Maturity on a $1,000 Face Amount	$1,900.00

*Actual Quarterly index return is greater than the maximum quarterly index return.

In the fourth scenario, the closing level of the index increases on every valuation date.  Since the actual quarterly index return on each valuation date is greater than the maximum quarterly index return, the quarterly index return on each valuation date is equal to the maximum quarterly index return.  Therefore, the cash settlement amount you would receive at maturity would be less than the amount you would otherwise receive if you invested directly in the equity index to which your notes are linked.  At maturity, for each $1,000 face amount of your notes, you will receive $1,900.00 (the sum of the $1,000 face amount plus the supplemental amount of $900.00). The return on your notes at maturity represents a 90.00% increase above the $1,000 face amount.

The cash settlement amounts and supplemental amounts shown above are entirely hypothetical; they are based on closing levels of the index that may not be achieved on the valuation dates and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-12.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of a zero coupon bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual closing levels of the index on any of the valuation dates or the market value of your notes, nor can we predict the relationship between the level of the index and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the notes will receive at maturity and the rate of return on the offered notes will depend on the actual initial index level, which we will set on the trade date, and the actual closing level of the index on each of the valuation dates, as determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the tables and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, of The Goldman Sachs Group, Inc. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  The price at which Goldman, Sachs & Co. would initially buy or sell your notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do), and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, will also exceed the estimated value of your notes as determined by reference to these models.  As agreed by Goldman, Sachs & Co. and the distribution participants, the amount of the excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth on the cover.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed on the front cover of this prospectus supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes.  See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the index, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes.  As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Not Fully Participate in an Increase, if Any, in the Final Index Level over the Initial Index Level

Because the performance of the notes is based on quarterly percentage changes in the level of the index, even if the final index level exceeds the initial index level, the amount in cash you will receive at maturity may be less than the amount you would have otherwise received if you invested directly in the equity index to which your notes are linked or in an instrument that is linked to the performance of the index as measured only at the trade date and the determination date.  Moreover, the quarterly index return is limited by the maximum quarterly index return.  As a consequence, the amount in cash you will receive at maturity for each $1,000 face amount of your notes cannot exceed $1,900, which is what you would receive if the actual quarterly index return for each valuation date was equal to or exceeded the maximum quarterly index return.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

You May Not Fully Participate in the Quarterly Increase in the Level of the Index due to the Maximum Quarterly Index Return

Because the quarterly index returns are limited by the maximum quarterly index return, you may not fully participate in the quarterly increases of level of the index. If the closing level of the index on a valuation date is higher than the closing level of the index on the immediately preceding valuation date, you will not benefit from any such increase in the level of the index that exceeds the maximum quarterly index return.  Because of the maximum quarterly index return, the amount in cash you will receive at maturity may be less than the amount you would have otherwise received if you invested directly in the equity index to which your notes are linked or in an instrument that is linked to the performance of the index on certain valuation dates which is not subject to a limit on the increase in the level of the index.

Due to the Maximum Quarterly Index Return, the Return on Your Notes Is Limited

For any given valuation date, the quarterly index return is limited by the maximum quarterly index return.  As a consequence, the amount in cash you will receive at maturity for each $1,000 face amount of your notes cannot exceed $1,900, which is what you would receive if the quarterly index return for each valuation date was equal to the maximum quarterly index return.

A Decrease in the Level of the Index During One Quarter May Offset Increases in the Level of the Index During Other Quarters

The supplemental amount that you receive on the stated maturity date is based on the quarterly performance of the index.  The decreases and increases in the level of the index from one valuation date to the next valuation date will be aggregated to determine the supplemental amount.  The increase in the level of the index is capped at the maximum quarterly index return of 4.50% each quarter while the decrease in the level of the index is capped at the minimum quarterly index return of -7.00% each quarter.  Thus, even if the level of the index increases during several quarterly periods, a large decline in the level of the index during one quarterly period may offset any increases that occurred during other quarters and will reduce the supplemental amount you receive on the stated maturity date, possibly to 5.00% of the face amount of your notes, the minimum supplemental return.  See “— You May Not Fully Participate in the Quarterly Increase in the Level of the Index due to the Maximum Quarterly Index Return” above and “—The Return on Your Notes May Not Exceed 5.00% of the Face Amount of Your Notes” below.

The Return on Your Notes May Not Exceed 5.00% of the Face Amount of Your Notes

Your notes have a minimum supplemental return of 5.00% over the term of your notes.  Thus, if the sum of the quarterly index returns is less than 5.00%, the supplemental amount paid at maturity on your notes will be $50 per $1,000 face amount of your notes, or 5.00% of the face amount of your notes.  This amount may be significantly less than you could have received on another investment over the same period.

The Cash Settlement Amount on Your Notes Is Linked to the Closing Levels of the Index on Quarterly Valuation Dates

The quarterly index return will be based on the incremental changes in the closing levels of the index on each of the quarterly valuation dates  (each of which is subject to postponement in case of market disruption events or non-trading days), and therefore not the simple performance of the index over the life of your notes. For example, even if the closing level of the index dramatically surged on the last valuation date (in other words, the determination date), that surge is only with respect to one quarterly period (which would be subject to the maximum quarterly return) and may be offset by declines in other periods.  As a result, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked only to the closing level of the index on one valuation date.

The Valuation Dates Occur Quarterly During the Life of the Notes

The supplemental amount that will be paid on your notes will not be affected by the closing level of the index on any dates other than on each of the quarterly valuation dates.  See “— The Cash Settlement Amount on Your Notes Is Linked to the Closing Levels of the Index on Quarterly Valuation Dates” above.  Because the valuation dates occur quarterly during the life of the notes, the index may be subject to significant fluctuation between the quarterly valuation dates over the five-year period.  Therefore, there is a possibility that any given quarterly valuation date may fall on a date where the closing level of the index is significantly lower than at other times during such applicable quarter.  Thus, you will not benefit from any appreciation in the level of the index during such applicable quarter other than as measured on each valuation date, and the cash settlement amount for your notes may be significantly lower than it would have been if the valuation dates occurred on consecutive days or on different valuation dates.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                  the level of the index;

•                  the volatility – i.e., the frequency and magnitude of changes – in the closing level of the index;

•                  the dividend rates of the index stocks;

•                  economic, financial, legislative, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the index, and which may affect the closing level of the index;

•                  interest rates and yield rates in the market;

•                 the time remaining until your notes mature; and

•                  our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future performance of the index based on its historical performance. The actual performance of the index over the life of the offered notes and the cash settlement amount paid on the stated maturity date may bear little or no relation to the historical closing levels of the index or to the hypothetical examples shown elsewhere in this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Goldman Sachs’ Anticipated Hedging Activities May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the index.  We also expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the index or the stocks underlying the index, which we refer to as index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or the index stocks.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the index — directly or indirectly by affecting the price of the index stocks— and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index or index stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the index or index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the index or index stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or

Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the index or index stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index or index stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Index or the Issuers of the Index Stocks or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the sponsors of the index or the issuers of the index stocks, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the index or index stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the index or index stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index or index stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, index, index stocks or other similar securities, which may adversely impact the market for or value of your notes.

The Policies of the Index Sponsor and Changes that Affect the Index to Which Your Notes are Linked or Index Stocks Underlying the Index, Could Affect the Amount Payable on Your Notes and Their Market Value

The policies of the index sponsor concerning the calculation of the level of the index, additions, deletions or substitutions of the index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the index, could affect the level of the index and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the level of the index, or if the index sponsor discontinues or suspends calculation or publication of the level of the index, in which case it may become difficult to determine the market value of your notes. If events such as these occur on any valuation date, the calculation agent may determine the closing level for the index on the applicable valuation date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the levels of the index on each of the valuation dates and the amount payable on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-21 and “Specific Terms of Your Notes — Role of Calculation Agent” on page S-22.

The Calculation Agent Can Postpone Any Valuation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

If the calculation agent determines that, on a day that would otherwise be a valuation date, a market disruption event has occurred or is continuing or if such date is not a trading day for the index, the applicable valuation date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitation on postponement described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Valuation Dates” on page S-20.  If any valuation date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such day will nevertheless be the applicable valuation date.

If the final valuation date is postponed as a result of any of the foregoing, the stated maturity date for your notes will also be postponed, as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Stated Maturity Date” on page S-20.  In such a case, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date.  If the closing level of the index is not available on any valuation date because of a market disruption event, a non-trading day or for any other reason (except as described under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-21), in certain circumstances the calculation agent will determine the closing level of the index, based on its assessment, made in its sole discretion, of the level of the index on such day, as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-21.

You Have No Shareholder Rights or Rights to Receive Any Index Stock

Investing in your notes will not make you a holder of any of the index stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks.  Your notes will be paid in cash, as will any interest payments, and you will have no right to receive delivery of any index stocks.

Except to the Extent We Are One of the 500 Companies Whose Common Stock Comprises the S&P 500® Index, There Is No Affiliation Between the Index Stock Issuers or the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by the Index Stock Issuers or Index Sponsor

The common stock of Goldman Sachs is one of the 500 index stocks comprising the S&P 500® Index. Goldman Sachs is not otherwise affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with, the index sponsor or the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index and the index stock issuers. You, as an investor in your notes, should make your own investigation into the index and the index stock issuers. See “The Index” for additional information about the index. Neither the index sponsor nor the index stock issuers are involved in the offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsor nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the market value of your notes.

Past Index Performance is No Guide to Future Performance

The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing level of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the index.

The Return on Your Notes Will Not Reflect Any Dividends Paid on Index Stocks

The index sponsor calculates the level of the index by reference to the prices of the stocks included in the index, without taking account of the value of dividends paid on those stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “— You Have No Shareholder Rights or Rights to Receive Any Stock” below for additional information.

The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount You Receive, If Any, at Maturity

As of the date of this prospectus supplement, we have appointed Goldman, Sachs & Co. as the calculation agent for your notes. As calculation agent for your notes, Goldman, Sachs & Co. will make all determinations regarding the initial index level; the final index level; the closing levels of the index; the quarterly index returns; the reset index levels; market disruption events; successor indices; the valuation dates; the determination date; the stated maturity date; the mandatory redemption date, if applicable; business days and trading days; the mandatory redemption amount, if applicable; the supplemental amount and the amount payable on your notes; and any other determination as applicable or specified herein. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the index. The exercise of this discretion by the calculation agent could adversely affect the value of your notes. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

Your Notes will be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or a taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. As a result, you will generally be required to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, relating to Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus supplement and accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

Specified currency:

•                  U.S. dollars (“$”).

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade date, issue price, discount or commission and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the offered notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the offered notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Stocks

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect.  When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on Stated Maturity Date

On the stated maturity date, we will pay you for each $1,000 face amount of your notes an amount in cash equal to the sum of $1,000 plus the supplemental amount.

Supplemental Amount

For each $1,000 face amount of your notes, the supplemental amount will equal $1,000 times the greater of:

•                  the sum of the quarterly index returns; and

•                  the minimum supplemental return.

The minimum supplemental return will be 5.00%.

Quarterly Index Return

The quarterly index return on any given valuation date will equal the quotient of (i) the closing level of the index on such valuation date minus the reset index level divided by (ii) the reset index level; provided that:

•                  if the quarterly index return exceeds the maximum quarterly index return, the maximum quarterly index return will be the quarterly index return for such valuation date

•                  if the quarterly index return is less than the minimum quarterly index return, the minimum quarterly index return will be the quarterly index return for such valuation date

The maximum quarterly index return is 4.50%.

The minimum quarterly index return is -7.00%.

The initial index level will be set on the trade date and will equal the closing level of the index on such date.

The reset index level will equal, with respect to any valuation date, the closing level of the index on the immediately preceding valuation date (or in respect of the initial valuation date, the initial index level).

Stated Maturity Date

The stated maturity date (which will be determined on the trade date) is expected to be August 10, 2018, unless that day is not a business day, in which case the stated maturity date will be the next following business day.  If the last valuation date is postponed as described under “— Valuation Dates” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled date for such valuation date to and including the postponed valuation date.

Valuation Dates

The valuation dates (which will be determined on the trade date) are expected to be the 7th of each February, May, August and November, commencing on November 7, 2013 and ending on August 7, 2018 (which is the determination date), unless the calculation agent determines that a market disruption event occurs or is continuing on those days or those days are not otherwise trading days. In that event, the affected valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will a valuation date be postponed by more than three scheduled trading days, or, in the case of the last valuation date, beyond the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  If a market disruption event occurs or is continuing on the last possible day for any given valuation date or such last possible day is not a trading day, that day will nevertheless be the applicable valuation date and, in the case of the last valuation date, the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be a valuation date or such day is not a trading day, then the applicable valuation date will be postponed as described under “— Valuation Dates” above.  If the last valuation date is postponed as a result of the foregoing, the stated maturity date for your notes may also be postponed, as described under “— Stated Maturity Date” above.

If the closing level of the index that must be used to determine the supplemental amount is not available on the last possible day for any given valuation date because of a market disruption event, a non-trading day or for any other reason (except as described under “— Discontinuance or Modification of the Index” below), the calculation agent will nevertheless determine the closing level of the index based on its assessment, made in its sole discretion, of the level of the index on that day.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, or if the calculation agent designates a substitute index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the amount payable on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent determines that the index, the index stocks or the method of calculating the index is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the index or of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the index by the index sponsor pursuant to the index methodology described under “The Index” below, then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the level of the index used to determine the amount payable on the stated maturity date, is equitable.

All determinations and adjustments to be made by the calculation agent may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each of your notes as the outstanding principal amount of that note. Although the terms of your notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in principal amount of all of such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority in principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants.

Additional Disclosure About Our Relationship with the Trustee

The Bank of New York Mellon is initially serving as trustee for the indenture under which the notes are being issued. Affiliates of the trustee have underwritten our securities from time to time in the past and may underwrite our securities from time to time in the future. The trustee may have to resign if a default occurs with respect to the notes within one year after any offering of our securities underwritten by an affiliate of the trustee, such as BNY Mellon Capital Markets, LLC, since the trustee would likely be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that event, except in very limited circumstances, the trustee would be required to resign as trustee under the indenture under which the notes are being issued and we would be required to appoint a successor trustee, unless the default is cured or waived within 90 days. In addition, the trustee can resign for any reason with 60 days notice, and we would be required to appoint a successor trustee. If the trustee resigns following a default or for any other reason, it may be difficult to identify and appoint a qualified successor trustee. The trustee will remain the trustee under the indenture until a successor is appointed. During the period of time until a successor is appointed, the trustee will have both (a) duties to noteholders under the indenture and (b) a conflicting interest under the indenture for purposes of the Trust Indenture Act. In the accompanying prospectus dated September 19, 2011 under “Our Relationship with the Trustee,” we describe certain other circumstances in which the trustee may have to resign due to a conflict of interest.

Manner of Payment

We will make any payments in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent will make all determinations regarding the final index level; the closing levels of the index; the quarterly index returns; the reset index levels; market disruption events; successor indices; the stated maturity date; the valuation dates; the determination date; business days; trading days; the supplemental amount and the amount payable on your notes at maturity; and any other determination as applicable or specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to us.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the respective principal securities markets for all of the index stocks are open for trading, the index sponsor is open for business and the index is calculated and published by the index sponsor.

Closing Level of the Index

When we refer to the closing level of the index on any trading day, we mean the official closing level of the index or any successor index published by the index sponsor on such trading day for such index.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “—Default Quotation Period” below), will be an amount in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we or the calculation agent may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

With respect to any given trading day, any of the following will be a market disruption event:

•                  a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two consecutive hours of trading or during the one half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•                  a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index in the respective primary markets for those contracts, in each case for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•                  index stocks constituting 20% or more, by weight, of the index, or option or futures contracts, if available, relating to the index or to index stocks constituting 20% or more, by weight, of the index are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the notes.  For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in option or futures contracts relating to the index or to any index stock.

For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts, if available, relating to the index or an index stock in the primary market for that stock or those contracts, by reason of:

•                  a price change exceeding limits set by that market,

•                  an imbalance of orders relating to that index stock or those contracts, or

•                  a disparity in bid and ask quotes relating to that index stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and other instruments linked to the index on or before the trade date.  In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other index-linked notes we issue, some of which may have returns linked to the index or the index stocks.  Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index stocks,

•                  may take or dispose of positions in the securities of the index stock issuers themselves,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and /or

•                  may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the index or the index stocks.  We expect these steps to involve sales of instruments linked to the index on or shortly before the final interest determination date.  These steps may also involve sales and/or purchases of some or all of the index stocks, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index stocks or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE INDEX

The S&P 500® Index, which we refer to as the S&P 500® Index, includes a representative sample of 500 companies in leading industries of the U.S. economy. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on the NYSE. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  The S&P 500® Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”) and is part of the S&P Dow Jones Indices family of indexes. Additional information is available on the following website: http://www.standardandpoors.com/indices/sp-500/en/us/?indexId=spusa-500-usduf--p-us-l--. We are not incorporating this website or any material included on such website into this prospectus supplement.

S&P intends for the S&P 500® Index to provide a performance benchmark for the U.S. equity markets.  Constituent changes are made on an as-needed basis and there is no schedule for constituent reviews. Constituent changes are generally announced one to five business days prior to the change. Relevant criteria for additions to the S&P 500® Index that are employed by S&P include: the company proposed for addition an unadjusted market capitalization of $4.0 billion or more, the ratio of annual dollar value traded in the proposed constituent to float adjusted market capitalization of that company should be 1.00 or greater, the company should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date, the company must be a U.S. company (defined as Form 10-K filer, a company with significant fixed assets and revenues in the U.S., a company with a primary listing on a U.S. stock exchange, and a corporate governance structure consistent with U.S. companies), the proposed constituent has a public float of 50% or more, the inclusion of the company will contribute to sector balance in the index relative to the sector balance in the market as a whole, financial viability (typically at least four quarters of positive earnings and appropriate leverage for the proposed constituent’s industry) and, for IPOs, a seasoning period of six to twelve months. Certain types of securities are always excluded, including limited partnerships, master limited partnerships, OTC bulletin board issues, closed-end funds, ETFs, ETNs, royalty trusts, tracking stocks, preferred shares, unit trusts, equity warrants, convertible bonds, investment trusts, ADRs, ADSs and master limited partnership investment trust units. Stocks are deleted from the S&P 500® Index when they are involved in mergers, acquisitions or significant restructurings such that they no longer meet the inclusion criteria, and when they violate one or more of the inclusion criteria. Companies that experience a trading halt may be retained or deleted in S&P’s discretion. S&P evaluates additions and deletions with a view to maintaining S&P 500® Index continuity.  As of July 30, 2013, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the approximate percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (12.18%), Consumer Staples (10.41%), Energy (10.52%), Financials (16.72%), Health Care (12.98%), Industrials (10.27%), Information Technology (17.71%), Materials (3.31%), Telecommunication Services (2.58%) and Utilities (3.33%).  (Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

Calculation of the S&P 500® Index

The S&P 500® Index is calculated using a base-weighted aggregate methodology.  The value of the S&P 500® Index on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the market price of each stock in the S&P 500® Index times the number of shares of such stock included in the S&P 500® Index, and the denominator of which is the divisor, which is described more fully below.  The “market value” of any underlier stock is the product of the market price per share of that stock times the number of the then outstanding shares of such underlier stock that are then included in the index.

The S&P 500® Index is also sometimes called a “base-weighted index” because of its use of a divisor.  The “divisor” is a value calculated by S&P that is intended to maintain conformity in index values over time and is adjusted for all changes in the index stocks’ share capital after the “base date” as described below.  The level of the S&P 500® Index reflects the total market value of all index stocks relative to the index’s base date of 1941-43.  S&P set the base value of the S&P 500® Index on the base date at 10.

In addition, the S&P 500® Index is float-adjusted, meaning that the share counts used in calculating the S&P 500® Index reflect only those shares available to investors rather than all of a company’s outstanding shares. To this end, S&P defines three groups of shareholders whose holdings are presumed to be for control, rather than investment purposes. The groups are:

•                  holdings by other publicly traded corporations, venture capital firms, private equity firms, or strategic partners or leveraged buyout groups;

•                  holdings by government entities, including all levels of government within the United States or foreign countries; and

•                  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders. Second, holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

Within each group, holdings are totaled, and in cases where holdings of a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted share count to be used in S&P 500® Index calculations.

For each stock an Investable Weight Factor (IWF) is calculated:

IWF = (available float shares)/(total shares outstanding)

where available float shares is defined as total shares outstanding less shares held in one or more of the three groups listed above, where the group holdings exceed 10% of the outstanding shares.

S&P has recently announced revisions to its current float adjustment methodology, which will become effective with the September 2012 rebalancing. In lieu of the approach set forth above, all holdings, other than asset managers, in excess of 5% of a company’s outstanding shares will be excluded from the float-adjusted share count to be used in S&P 500® Index calculations. The impact of this change on a stock’s IWF is expected to be minimal.

Maintenance of the S&P 500® Index

In order to keep the S&P 500® Index comparable over time S&P engages in an index maintenance process.  The S&P 500® Index maintenance process involves changing the constituents as discussed above, and also involves adjusting the number of shares used to calculate the S&P 500® Index, monitoring and completing the adjustments for company additions and deletions, adjusting for stock splits and stock dividends and adjusting for other corporate actions.

Divisor Adjustments

The two types of adjustments primarily used by S&P are divisor adjustments and adjustments to the number of shares (including float adjustments) used to calculate the S&P 500® Index.  Set forth below is a table of certain corporate events and their resulting effect on the divisor and the share count.  If a corporate event requires an adjustment to the divisor, that event has the effect of altering the market value of the affected index stock and consequently of altering the aggregate market value of the index stocks following the event.  In order that the level of the S&P 500® Index not be affected by the altered market value (which could be an increase or decrease) of the affected index stock, S&P derives a new divisor by dividing the post-event market value of the index stocks by the pre-event index value, which has the effect of reducing the S&P 500® Index’s post-event value to the pre-event level.

Changes to the Number of Shares of a Constituent

The index maintenance process also involves tracking the changes in the number of shares included for each of the index companies. The timing of adjustments to the number of shares depends on the type of event causing the change, public availability of data, local market practice, and whether the change represents more than 5% of the float-adjusted share count.  Changes as a result of mergers or acquisitions are implemented when the transaction occurs, regardless of the size of the change to the number of shares.  At S&P’s discretion, however, de minimis merger and acquisition changes may be accumulated and implemented with the updates made at the quarterly share updates as described in the next sentence.  Other changes will be implemented as soon as practicable if the change to the float-adjusted share count is more than 5%.  For smaller changes, on the third Friday of the last month in each calendar quarter, S&P updates the share totals of companies in the S&P 500® Index as required by any changes in the float-adjusted number of shares outstanding.  S&P implements a share freeze the week of the effective date of the quarterly share count updates.  During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events).  After the float-adjusted share count totals are updated, the divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index.

Adjustments for Corporate Actions

There are a large range of corporate actions that may affect companies included in the S&P 500® Index.  Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the S&P 500® Index from changing as a result of the corporate action.  This helps ensure that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  Several types of corporate actions, and their related adjustments, are listed in the table below.

Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?
Stock split	Yes – share count is revised to reflect new count	No – share count and price changes are off-setting
Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back)	Yes – share count is revised to reflect new count	Yes – divisor adjustment reflects change in market capitalization

Spin-off if spun-off company is not being added to the S&P 500® Index	No	Yes – divisor adjustment reflects decline in index market value (i.e. value of the spun-off unit)

Spin-off if spun-off company is being added to the S&P 500® Index and no company is being removed	No	No

Spin-off if spun-off company is being added to the S&P 500® Index and another company is being removed	No	Yes – divisor adjustment reflects deletion

Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in index market value
Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Company added to or deleted from the S&P 500® Index	No	Yes – divisor is adjusted by the net change in market value

Rights Offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed at the set price)

Disruptions due to Exchange Closure

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing level of the S&P 500® Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed.  In all cases, the prices will be from the primary exchange for each stock in the S&P 500® Index.  If an exchange fails to open due to unforeseen circumstances, the S&P 500® Index will use the prior day’s closing prices.  If all exchanges fail to open, Standard & Poor’s may determine not to publish the S&P 500® Index for that day.

Historical Quarterly High, Low and Closing Levels of the Index

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of the index as an indication of the future performance of the index.  We cannot give you any assurance that the future performance of the index or the index stocks will result in your receiving any interest payment on any interest payment date.

Neither we nor any of our affiliates make any representation to you as to the performance of the index.  Before investing in the offered notes, you should consult publicly available information to determine the relevant index levels between the date of this prospectus supplement and the date of your purchase of the offered notes.  The actual performance of the index over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The table below shows the high, low and final closing levels of the index for each of the four calendar quarters in 2010, 2011 and 2012 and the first three calendar quarters of 2013 (through August 2, 2013).  We obtained the levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Index

	High	Low	Close
2010
Quarter ended March 31	1,174.17	1,056.74	1,169.43
Quarter ended June 30	1,217.28	1,030.71	1,030.71
Quarter ended September 30	1,148.67	1,022.58	1,141.20
Quarter ended December 31	1,259.78	1,137.03	1,257.64
2011
Quarter ended March 31	1,343.01	1,256.88	1,325.83
Quarter ended June 30	1,363.61	1,265.42	1,320.64
Quarter ended September 30	1,353.22	1,119.46	1,131.42
Quarter ended December 31	1,285.09	1,099.23	1,257.60

	High	Low	Close
2012
Quarter ended March 31	1,416.51	1,277.06	1,408.47
Quarter ended June 30	1,419.04	1,278.04	1,362.16
Quarter ended September 30	1,465.77	1,334.76	1,440.67
Quarter ended December 31	1,461.40	1,353.33	1,426.19
2013
Quarter ended March 31	1,569.19	1,457.15	1,569.19
Quarter ended June 30	1,669.16	1,541.61	1,606.28
Quarter ending September 30 (through August 2, 2013)	1,709.67	1,614.08	1,709.67

License Agreement

Standard & Poor’s and S&P are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  The trademarks have been licensed to S&P Dow Jones Indices LLC and have been sublicensed for use for certain purposes by The Goldman Sachs Group, Inc. (“Goldman”).  The “S&P 500® Index” is a product of S&P Dow Jones Indices LLC, and has been licensed for use by Goldman.  These notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices do not make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance.  S&P Dow Jones Indices’ only relationship to Goldman with respect to the S&P 500® Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Goldman or the notes.  S&P Dow Jones Indices have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P Dow Jones Indices are not responsible for and has not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GOLDMAN, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a regulated investment company;

•                  a life insurance company;

•                  a tax-exempt organization;

•                  a person that owns the notes as a hedge or that is hedged against interest rate risks;

•                  a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to      % per annum, compounded semi-annually, with a projected payment at maturity of $      based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
, 2013 through December 31, 2013
January 1, 2014 through December 31, 2014
January 1, 2015 through December 31, 2015
January 1, 2016 through December 31, 2016
January 1, 2017 through December 31, 2017
January 1, 2018 through , 2018

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

You will recognize income or loss upon the sale, exchange, or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes (as described in the prospectus).

Any income you recognize upon the sale, exchange, or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Notwithstanding the rules described above, if on a date that is more than six months prior to the notes’ maturity, the notes guarantee a payment in excess of the projected amount payable at maturity under the projected payment schedule, the Internal Revenue Service could take the position that you must make a current positive adjustment and increase your interest inclusion, based on the minimum amount that you are guaranteed to receive at maturity. The amount of any positive adjustments you may be required to make pursuant to the rules described above would increase the adjusted issue price and your adjusted basis in your notes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                 a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Foreign Account Tax Compliance Act Withholding (FATCA)

Pursuant to final Treasury regulations and an Internal Revenue Service notice released on July 12, 2013, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance” in the accompanying prospectus) will generally not apply to obligations that are issued prior to July 1, 2014; therefore, the notes will not be subject to FATCA withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement.  Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this prospectus supplement, and to certain securities dealers at such prices less a concession not in excess of        % of the face amount.  The original issue price for notes purchased by certain fee-based advisory accounts will be           % of the face amount of the notes, which will reduce the underwriting discount specified on the cover of this prospectus supplement with respect to such notes to             %.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on August 12, 2013, which is expected to be the third scheduled business day following the date of this prospectus supplement and of the pricing of the notes.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes referred to in (a) to (c) above shall require the Issuer or any Dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Goldman, Sachs & Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong, the “SFO”) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended, the “FIEL”) and Goldman, Sachs & Co. has agreed that it will not offer or sell any offered notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.  As used in this paragraph, resident of Japan means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; or (4) pursuant to Section 276(7) of the SFA.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement the accompanying prospectus is current only as of the respective dates of such documents.

		$ The Goldman Sachs Group, Inc. S&P 500® Index-Linked Notes due Goldman, Sachs & Co.

Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-10
Specific Terms of Your Notes	S-19
Use of Proceeds	S-25
Hedging	S-25
The Index	S-26
Supplemental Discussion of Federal Income Tax Consequences	S-32
Employee Retirement Income Security Act	S-34
Supplemental Plan of Distribution	S-35

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consilidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140